                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                October 23, 1993

                          STAR ACQUISITIONS CORPORATION
                                 ACQUISITION OF
                       SOUTHWESTERN WATER EXPLORATION CO.

                                TABLE OF CONTENTS

                                                                              Page
 Recitals .................................................................    1
 Agreement ................................................................    1
     1.   Plan of Reorganization ..........................................    1
     2.   Exchange of Shares ..............................................    1
     3.   Delivery of Shares ..............................................    2
     4.   Representations of Stockholders and Acquiree ....................    2
     5.   Representations of Acquiring Corporation ........................    4
     6.   Closing Date ....................................................    7
     7.   Conditions Precedent to the Obligations of
          Acquiree ........................................................    7
     8.   Conditions Precedent to the obligations of
          Acquiror.........................................................    8
     9.   Indemnification..................................................    8
    10.   Nature and Survival of Representations...........................    9
    11.   Documents at Closing.............................................   10
    12.   Miscellaneous....................................................   10
Signature Page ............................................................   12


                                      -ii-

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                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS Agreement and Plan of Reorganization is entered into this 23rd day of October, 1993, by and between STAR ACQUISITIONS CORPORATION, a Colorado corporation, (hereinafter "Acquiror"); SOUTH WESTERN WATER EXPLORATION CO. , a Colorado corporation, formerly known as AIFE, The American Institute of Formation Evaluation Co.; (hereinafter referred to as "Acquiree"); and the undersigned Stockholders of Acquiree, (hereinafter referred to as "Stock-holders").


                                    RECITALS


        Stockholders of Acquiree own all of the issued and outstanding common stock of Acquiree. Acquiror desires to acquire all of the issued and outstanding stock of Acquiree, making Acquiree a wholly-owned subsidiary of Acquiror, and Stockholders desire to make a tax-free exchange solely of their shares in Acquiree for shares of Acquiror's common stock to be exchanged as set out herein with said Stockholders.

        NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:


                                    AGREEMENT


                1. Plan of Reorganization. Stockholders of Acquiree are the owners of all the issued and outstanding common stock of said Acquiree. It is the intention of the parties hereto that all of the issued and outstanding common stock of Acquiree shall be acquired by Acquiror in exchange solely for Acquiror voting stock. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

                2. Exchange of Shares. Acquiror and Stockholders agree that all of the issued and outstanding shares of common stock of Acquiree shall be exchanged with Acquiror for a total of 4,500,000 shares of restricted common stock of Acquiror. As of the Closing Date and prior to the exchange of shares hereunder, there will be no more than 500,000 shares of common stock in the Acquiror, after giving effect to a one-for-twenty-five reverse split.

                The Acquiror shares will, on the Closing Date, as hereafter defined, be delivered to the Stockholders in exchange for their shares in Acquiree. Stockholders



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        represent and warrant that they will hold such shares of common stock of
        Acquiror for investment purposes and not for further public distribution and agree that the shares shall be appropriately restricted.

             3. Delivery of Shares. On or before the Closing Date, Stockholders will deliver certificates for the shares of Acquiree duly endorsed so as to make Acquiror the sole holder thereof; free and clear of all claims and encumbrances; and on such Closing Date, delivery of the Acquiror shares, which will be appropriately restricted as to transfer, will be made to the Stockholders as set forth herein. A list of the shares of Acquiree, the owners thereof, and shares of Acquiror to be received by said Stockholders is attached hereto as Exhibit "A" and by this reference is incorporated herein.

               4. Representations of Stockholders and Acquiree. The Stockholders and Acquiree, hereby represent and warrant that, with respect to their own shares and as to the Acquiree, effective this date and the Closing Date, the representations listed below are true and correct. Said representations are meant and intended by all parties to apply to the Acquiree.

        (a) The listed Stockholders on Exhibit "A" are the sole owners of all of the issued and outstanding shares of common stock of Acquiree; such shares are free from claims, liens, or other encumbrances; and Stockholders have the unqualified right to transfer and dispose of such shares.

        (b) The shares constitute validly issued shares of Acquiree fully-paid and nonassessable.

        (c) The audited year-end financial statements as of the last fiscal year, with unaudited statements for the most recent fiscal quarter, which have been delivered to Acquiror are complete, accurate and fairly present the financial condition of Acquiree as of the date thereof and the results of its operations for the periods covered except as otherwise disclosed to Acquiree. There are no liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the ordinary and usual course of business; and no such contracts or obligations in the usual course of business constitute liens or other liabilities which, if disclosed, would alter substantially the financial condition of such Acquiree as reflected in such financial statements. These financial statements have been prepared in accordance with generally accepted accounting principles

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             consistently applied, except as otherwise stated therein.

        (d) Prior to the Closing Date there will not be any negative material changes in the financial position of Acquiree, except changes arising in the ordinary course of business, which changes will in no event adversely affect the financial position of said Acquiree.

        (e) To the best of Acquiree's knowledge, information and belief, it is not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statement, or otherwise disclosed in writing to Acquiror and, to the best knowledge of Acquiree and Stockholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Acquiree, its principal stockholders or properties.

        (f) As of the Closing Date, Acquiree will be in good standing in its state of incorporation, and will be in good standing and in the process of becoming duly qualified to do business in each state where required to be so qualified.

        (g) Acquiree has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and to the best of Acquiree's knowledge, information and belief, no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

        (h) Acquiree has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of Closing.

        (i) Except as disclosed on any Exhibit, Acquiree has not breached any agreement to which it is a party.

        (j)  Acquiree has no subsidiary corporations.

        (k) The corporate financial records, minute books, and other documents and records of Acquiree are to be available to present management of Acquiror prior to the Closing Date and turned over to new management in their entirety at Closing.

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        (l)  The execution of this Agreement will not violate or breach any agreement, contract, or commitment to which Acquiree or Stockholders are a party and has been duly authorized by all appropriate and necessary action.

        (m) The authorized capitalization of Acquiree is as set forth in the most recent audited March 31, 1992 balance sheet of Acquiree. Acquiree has one class of capital stock, common, and all outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. There are no outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but unissued shares to be issued to any person.

        (n) At the date of this Agreement Stockholders have, and at the Closing Date they will have to the best of their knowledge, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiree. Stockholders have not now and will not have, at the Closing Date, with held knowledge of any such events, conditions, and facts which they know, or have reasonable grounds to know, may materially affect the business and prospects of Acquiree.

        (o) To the best knowledge of Stockholders and Acquiree their products, materials and brochures do not infringe the patent or copyright rights of any other person or entity.

5. Representations of Acquiring Corporation. Acquiror hereby represents and warrants as follows:

        (a) As of the Closing Date, the Acquiror shares to be delivered to the Stockholders will constitute valid and legally issued shares of Acquiror, fully-paid and nonassessable, and will be legally equivalent in all respects to the common stock of Acquiror issued and outstanding as of the date thereof.

        (b) The officers of Acquiror are duly authorized to execute this Agreement and have taken all actions required by law and agreements, charters, and bylaws, to properly and legally execute this Agreement.

        (c) Acquiror has delivered to Acquiree current audited financial statements for the fiscal year ended


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             December 31, 1988 and at Closing shall deliver all of its financial records, which shall be true, complete and accurate; there are and shall be no substantial liabilities, either fixed or contingent, not reflected in such financial statements and records or to which the Acquiree has not been made aware. Said financial statements fairly and accurately reflect the financial condition of the Acquiror as of the date thereof and the results of operations for the period reflected therein. Such statements shall have been prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise stated therein.

        (d) Since the date of the financial statements there will have been, but as of the Closing Date there will not be, any material changes in the financial position of Acquiror, except changes arising in the ordinary course of business, which changes will in no event adversely affect the financial condition of the Company.

        (e) Acquiror is not involved in any pending litigation, claims, or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to the Stockholders and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of management, threatened or contemplated against Acquiror, its management or properties.

        (f) As of the Closing Date and date hereof Acquiror is duly organized, validly existing and in good standing under the laws of the State of Colorado; it has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required.

        (g) Acquiror has filed all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and has paid or made adequate provision for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received.

        (h) Acquiror has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquiror has breached, any of the terms or

                                        5
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             conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiror is subject.

        (i) The present capitalization of Acquiror comprises authorized common stock of 150,000,000 shares, $0.001 par value, of which 500,000 shares will be issued and outstanding as of the Closing Date hereof, after taking into account a one-for-twenty-five reverse split. Acquiror also has 50,000,000 preferred shares, $0.001 par value. As of the date hereof, no preferred shares are issued or outstanding. All outstanding shares have been duly authorized, validly issued, and fully paid and there are no outstanding or presently authorized securities, warrants, options or related commitments of any nature not reflected in the current financial statements of Acquiror or otherwise known to Acquiree.

        (j)  Acquiror has no subsidiary corporation.

        (k) The shares of restricted common stock of Acquiror to be issued to Stockholders at Closing will be validly issued, nonassessable and fully-paid under Colorado corporation law and will be issued in a non-public offering and exempted transaction under federal and state securities laws.

        (1). The authorized capitalization of Acquiror is as set forth in the most current balance sheet of Acquiror. There is only one class of capital stock and there are no outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but unissued shares to be issued to any person.

        (m) At the date of this Agreement Acquiror has, and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiror. Acquiror has not now and will not have, at the Closing Date, withheld disclosure of any such events, conditions, and facts which it, through management has knowledge of, or has reasonable grounds to know, may materially affect the business and prospects of Acquiror.

        (n) The corporate financial records, minute books, and other documents and records of Acquiror are to be

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             available to present management of Acquiree prior to the Closing
             Date and turned over to new management in their entirety at Closing or as soon there after as practicable.

        (o) Acquiror is a public company and represents that it has no existing or threatened liabilities, claims, lawsuits, or basis for the same with respect to its original stock issuance to its founders, its recent public offering or any dealings with its Stockholders, the public, brokers, the U.S. Securities and Exchange Commission, state agencies or other persons. This includes matters relating to state or federal securities laws as well as general common law or state corporation law principles.

6. Closing Date. The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but is expected to be on or about October 23, 1993. This Agreement is executed by the parties as of the date hereof subject only to ratification by Acquiror shareholders. As of the said ratification, the Stockholders will be deemed to have accepted delivery of the certificates of stock to be issued in their respective names, and in connection therewith will make delivery of their stock in Acquiree to Acquiror. Certain exhibits, etc. may be delivered subsequent to the Closing Date upon the mutual agreement of the parties hereto.

7. Conditions Precedent to the Obligations of Acquiree. All obligations of Acquiree and Stockholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

        (a) The representations and warranties by or on behalf of Acquiror contained in this Agreement or in any certificate or document delivered to Acquiree pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

        (b) Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing on the Closing Date.

        (c) The present Directors of Acquiror will cause the appointment of all of Acquiree's nominees to the Board of Directors of Acquiror as directed by


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             Acquiree and will have arranged for the resignation of the existing officers and directors of Acquiror.

        (d) The Directors of Acquiror and a majority of the stockholders of Acquiror shall have approved this transaction and such other reasonable matters as requested by Acquiree as pertaining to this transaction.

        (e) All instruments and documents delivered to Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to Stockholders.

8. Conditions Precedent to the Obligations of Acquiror. All obligations of the Acquiror under this Agreement are subject fulfillment, prior to or at the Closing on the Closing Date, of each of the following conditions:

        (a) The representations and warranties by Acquiree and Stockholders contained in this Agreement or in any certificate or document delivered to Acquiror pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

        (b) Acquiree and Stockholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; including the delivery of all of the outstanding stock of Acquiree.

        (c) Stockholders shall deliver to Acquiror a letter commonly known as an "investment letter" agreeing that the shares of stock in Acquiror are being acquired for investment purposes, and not with a view to resale.

        (d) Stockholders hereby state that the materials, including, current financial statements, prepared and delivered by Acquiror to stockholders, have been read and understood by Stockholders, that they are familiar with the business of Acquiror, that they are familiar with the business of Acquiror, that they are acquiring the Acquiror shares under Section 4(2), commonly known as the private offering exemption of the Securities Act of 1933, under Regulation D of said Act, and that the shares are restricted and may not be resold, except in reliance on an exemption under the Act, and that the


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             Stockholders will thereby be taking control of Acquiror.

9. Indemnification. Within the period provided in paragraph 10 herein and in accordance with the terms of that paragraph, each party to this Agreement, shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or non-fulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

10. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11. Documents at Closing. Between the date hereof and the date of ratification by the shareholders of Acquiror, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

        (a) Stockholders will deliver, or cause to be delivered, to Acquiror the following:

                (1) stock certificates for the stock of Acquiree being tendered hereunder, duly endorsed in blank,



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                (2) all corporate records of Acquiree, including without
                limitation corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, and such other corporate books and records as may reasonably requested for review by Acquiror and its counsel;

                (3) a certificate executed by at lease one Principal Stockholder to the effect that all representations and warranties made by Acquiree under this Agreement are true and correct as of the Closing, the same as though originally given to Acquiror on said date;

                (4) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement;

        (b)  Acquiror will deliver or cause to be delivered to Stockholders and
             Acquiree:

                (1) stock certificates for Common Stock to be issued as a part of the exchange as listed on Exhibit "A";

                (2) a certificate of the President and Secretary of Acquiror to the effect that all representations and warranties of Acquiror made under this Agreement are reaffirmed on the Closing Date, the same as though originally given to Stockholders on said date;

                (3) certified copies of resolutions by Acquiror's Board of Directors and Stockholders authorizing this transaction;

                (4) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

12.          Miscellaneous.

        (a) Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

        (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

        (c) Brokers. Neither party has employed any brokers or finders with regard to this Agreement unless otherwise described in writing to all parties hereto.

        (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

        (e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (g) Governing Law. This Agreement was negotiated and is being contracted for in the State of Colorado, and shall be governed by the laws of the State of Colorado, and the securities being issued herein are being issued and delivered in the State of Colorado in accordance with the isolated transaction and non-public offering exemption.

        (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

        (i) Entire Agreement. This Agreement is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind of condition or inducements to the execution hereof.

        (j)  Time. Time is of the essence.

        (k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

        (1) Default Costs. In the event any party hereto has to resort to legal action to enforce any of the terms hereof, such party shall be entitled to collect attorneys fees and other costs from the party in default.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        STAR ACQUISITIONS CORPORATION



                                        By: /s/ CHRISTINE M. RICHARD
                                            ------------------------------------
                                               President


                                        SOUTHWESTERN WATER EXPLORATION CO.



                                        By: /s/ [SIG]
                                            ------------------------------------
                                               Chairman


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